Exhibit 23.3


               CONSENT OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING


We hereby consent to the inclusion in the Registration Statement on Form S-4 of The South Financial Group of our opinion, dated October 15, 2002 with respect to the merger between Central Bank of Tampa and The South Financial Group, and to our firm, respectively, included in this Registration Statement of The South Financial Group and to the inclusion of such opinion as an appendix to the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                            ALEX SHESHUNOFF & CO.
                                                INVESTMENT BANKING LP

                                            /s/ Charles I. Miller


AUSTIN, TX
November 3, 2002